Exhibit 2.1

AMENDMENT NO. 1 TO
AGREEMENT AND PLAN OF MERGER

April 14, 2023

THIS AMENDMENT to the Agreement and Plan of Merger, dated as of November 21, 2022 (the “Agreement”), by and among Industrial Tech Acquisitions II, Inc., a Delaware corporation (the “Purchaser”), (ii) ITAQ Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), and (iii) NEXT Renewable Fuels, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Agreement.

In consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	Amendments.

(a)	Section 1.8 of the Agreement shall be amended to read as follows:

“1.8 Pre-Closing Company Recapitalization. On or prior to the Closing Date, subject to the completion of the Merger, all convertible debt shall be converted into Company Common Stock, so that at the Closing there shall be no convertible debt outstanding (the “Recapitalization”).

(b)	Section 1.9 of the Agreement shall be amended to read as follows:

“1.9 Merger Consideration. As consideration for the Merger, the Company Security Holders shall be entitled to receive from the Purchaser, in the aggregate, the number of Purchaser Securities determined as follows.

(a) The total number of shares of Purchaser Class A Common Stock to be issued to the holders of Company Common Stock, Company Options and Company Warrants (the “Common Merger Consideration”) shall be determined by dividing (i) Four Hundred Fifty Million Dollars ($450,000,000) by (ii) the Redemption Price.

(b) The number of shares of Purchaser Class A Common Stock to be issued in respect of each share of Company Common Stock, determined after completion of the Recapitalization (the “Conversion Ratio”), shall be determined by dividing the Common Merger Consideration by the Total Company Shares. The “Total Company Shares” shall mean the sum of (i) the number of shares of Company Common Stock outstanding after giving effect to the Recapitalization (excluding (x) any Excluded Shares and (y) any shares of Company Common Stock issuable upon cashless conversion or exercise of the Investor Notes and the United Warrants), (ii) the number of shares of Company Common Stock issued pursuant to the Company Equity Financing, (iii) the number of shares of Company Common Stock issuable upon cashless exercise of outstanding Company Options, and (iv) the number of shares of Company Common Stock issuable upon cashless exercise of outstanding Company Warrants (excluding the United Warrants). No fractional shares of Purchaser Class A Common Stock shall be issued to holders of Company Common Stock, and any fractional shares will be rounded down in the aggregate to the nearest whole share of Purchaser Class A Common Stock.

(c) Each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into seventy-five thousand (75,000) shares of Purchaser Preferred Stock (such aggregate amount, the “Preferred Merger Consideration” and together with the Common Merger Consideration the “Merger Consideration”). The Purchaser shall take all corporate action necessary to cause a certificate of designation for such Purchaser Preferred Stock, in the form attached as Exhibit F hereto, to be filed with the Secretary of State of Delaware as part of the Certificate of Merger.”

(c)	Section 1.10(a) of the Agreement shall be amended to read as follows:

“(a) Company Stock. Subject to clauses (b) and (c) below, all shares of Company Stock issued and outstanding immediately prior to the Effective Time (after giving effect to the Recapitalization), will automatically be cancelled and cease to exist in exchange for the right to receive the Merger Consideration, with each Company Stockholder entitled to receive its pro rata share of the Merger Consideration as provided in Section 1.11. As of the Effective Time, each Company Stockholder shall cease to have any other rights in and to the Company or the Surviving Corporation (other than the rights set forth in Section 1.14 of this Agreement).”

(d)	Section 1.10(g) of the Agreement shall be amended to read as follows:

“(g) Preferred Stock. In the event that the Company proposes to issue any shares of Company Preferred Stock, the terms of such Company Preferred Stock and the terms of conversion of such Company Preferred Stock into securities of Purchaser shall be mutually acceptable to the Company and the Purchaser. If applicable, the rights, preferences, privileges and limitations to be set forth in a certificate of designation relating to any Purchaser Preferred Stock shall be mutually acceptable to the Company and the Purchaser. The certificate of designation for such Purchaser Preferred Stock shall be filed with the Secretary of State of Delaware as part of the Certificate of Merger. Notwithstanding the foregoing, this Section 1.10(g) shall not apply to the Company Preferred Stock (and any in-kind dividends thereon) to be issued pursuant to (i) those certain subscription agreements dated on or about April 14, 2023, in connection with the acquisition of assets of Red Rock Biofuels LLC, and (ii) the Company’s Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock filed with the Delaware Secretary of State’s office on April 6, 2023.”

(e)	Section 1.11(a) of the Agreement shall be amended to read as follows:

“(a) Prior to the Effective Time, the Purchaser shall appoint its transfer agent, Continental Stock Transfer & Trust Company, or another agent reasonably acceptable to the Company (the “Transfer Agent”), for the purpose of issuing the Purchaser Securities issuable as the Merger Consideration. At or prior to the Effective Time, the Purchaser shall instruct the Transfer Agent to issue the Purchaser Securities representing the Merger Consideration to issue such shares in accordance with written instructions from the Company. All stock certificates representing Company Stock prior to the Recapitalization shall be cancelled and the Company shall instruct the Transfer Agent to issue to the Company’s stockholders such number of shares of Purchaser Securities as are issuable pursuant to this Section 1, such shares shall be issued on a book entry basis, and the Transfer Agent shall provide to each Company Stockholder advise as to the number of shares owned by such Company Stockholder and any legends relating to such shares.”

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(f)	Section 1.11(b) of the Agreement shall be amended to read as follows:

“(b) Each holder of Company Common Stock, including stockholders who converted convertible debt pursuant to the Recapitalization, shall be entitled to receive its pro rata share, based upon the Conversion Ratio, of the Common Merger Consideration as provided in this Article I as soon as reasonably practicable after the Effective Time. It shall be a condition to the obligation of the Company to have the shares of Purchaser Class A Common Stock issued to any Company stockholder that such stockholder shall have executed any lock-up required of such stockholder. Each holder of Company Preferred Stock shall be entitled to receive its pro rata share of the Preferred Merger Consideration as provided in this Article I as soon as reasonably practicable after the Effective Time.”

(g)	Section 3.18 of the Agreement shall be amended to read as follows:

“Concerning Stockholder Merger Consideration. All shares of Purchaser Securities to be issued and delivered to the Company Stockholders as Merger Consideration in accordance with Article I shall be, upon issuance and delivery of such Purchaser Securities upon the effectiveness of the Merger, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Lock-Up Agreement and any Liens incurred by any Company Stockholder, and the issuance and sale of such Purchaser Securities pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal. All such shares of Purchaser Securities, when issued, will have been registered pursuant to the Securities Act.”

(h)	The Agreement shall be amended to include a form of certificate of designation as a new Exhibit F to the Agreement, in the form attached hereto as Exhibit A.

2. No Other Amendments, etc. Except as provided in this Amendment, the Agreement shall remain unmodified and in full force and effect, and the execution of this Amendment is not a waiver by the Parties of any of the terms or provisions of the Agreement and each party reserves any and all other rights and remedies available to it under the Agreement. All reference in and to the Agreement (including any annexes, exhibits or schedules thereto) shall be deemed to be references to the Agreement as amended by this Amendment.

3. Governing Law. This Amendment and the legal relations among the Parties with respect to this Amendment will be governed by and construed in accordance with the provisions contained in Section 9.7 of the Agreement.

4. Counterparts. This Amendment may be executed by signatures exchanged via facsimile or other electronic means and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

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Exhibit A

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

Purchaser:

Industrial Tech Acquisitions II, Inc.

By:	/s/ R. Greg Smith
	Name:	R. Greg Smith
	Title:	CFO

Merger Sub:

ITAQ Merger Sub Inc.

By:	/s/ R. Greg Smith
	Name:	R. Greg Smith
	Title:	CFO

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

Company:

NEXT Renewable Fuels, Inc.

By:	/s/ Christopher Efird
	Name:	Christopher Efird
	Title:	CEO

EXHIBIT A

NXTCLEAN FUELS, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES A CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE
DELAWARE GENERAL CORPORATION LAW

The undersigned, Christopher Efird, does hereby certify that:

1. He is the Chief Executive Officer of NXTCLEAN Fuels, Inc., a Delaware corporation (the “Corporation”).

2. The Corporation is authorized to issue 20,000,000 shares of preferred stock, par value $0.0001, of which no shares have been issued as Series A Preferred Stock.

3. The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the certificate of incorporation of the Corporation (as amended, the “Certificate of Incorporation”) provides for a class of its authorized stock known as preferred stock, consisting of 20,000,000 shares, $0.0001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of up to 15,000,000 shares of the preferred stock which the Corporation has the authority to issue, as follows;

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Price” shall have the meaning set forth in Section 6(c).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

“Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

“Delaware Courts” shall have the meaning set forth in Section 9(d).

“Dividend” means any dividend to be made by the Corporation in respect of the Preferred Stock in accordance with Section 3(a).

“Dividend Payment Date” means the fifth Business Day following each of March 31, June 30, September 30 and December 31, of each year, commencing on the Original Issue Date of such shares.

“Dividend Rate” means, with respect to Dividends that accrue for each period ending on a Dividend Payment Date, a rate equal to the 6.00% of the Stated Value per annum.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Holder” means a holder of shares of the Preferred Stock.

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

“Original Issue Date” with respect to any shares of Preferred Stock, means the date of the original issuance of such shares of the Preferred Stock to the initial holder thereof, regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” shall have the meaning set forth in Section 2.

“Qualifying Conversion Event” shall mean (a) the Trading Market reports that the Corporation’s Common Stock has average daily trading volume in excess of 200,000 shares per day for twenty (20) consecutive Trading Days and the average closing transaction price reported by the Trading Market for such period exceeds $18.00 per share of Common Stock, or (b) the closing of the sale of shares of Common Stock to the public, in a firm-commitment underwritten public offering pursuant to an effective registration statement on Form S-1 or S-3 (or any such successor form) under the Securities Act of 1933, as amended, resulting in aggregate proceeds to the Corporation of at least $100,000,000.

“Requisite Holders” means, at any time, the Holders of 66% of the then-outstanding shares of Preferred Stock.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stated Value” shall have the meaning set forth in Section 2.

“Trading Day” means a day on which the principal Trading Market is open for business for at least a partial day.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTCQB or the OTCQX (or any successors to any of the foregoing).

Section 2. Designation, Amount and Par Value. The series of preferred stock issued pursuant to this Certificate shall be designated as Series A Convertible Preferred Stock (the “Preferred Stock”), and the number of shares so designated shall be 15,000,000, which shall not be subject to increase without the written consent of the Requisite Holders. Each share of Preferred Stock shall have a par value of $0.0001 per share and a stated value equal to $10.00 per share (the “Stated Value”). The shares of Preferred Stock will initially be issued in uncertificated form and registered in the name of the holder with the Corporation’s transfer agent on a book entry basis. As between the Corporation and a beneficial owner of uncertificated Preferred Stock, such beneficial owner shall have all of the rights and remedies of a Holder hereunder.

Section 3. Dividends.

(a) From and after the date of issuance of each share of Preferred Stock, Holders of Preferred Stock shall be entitled to receive in respect of each such share of Preferred Stock cumulative Dividends accruing on a daily basis in arrears at the Dividend Rate on the Stated Value of such share of Preferred Stock from time to time, compounded quarterly in arrears on each Dividend Payment Date. All dividends shall be paid in kind based upon the Stated Value unless the Corporation in its sole discretion elects to pay the dividends in cash. For purposes of determining the number of shares of Preferred Stock issuable in an in kind dividend each share of Preferred Stock shall be valued at $10.00 per share. Dividends will be calculated on the basis of actual days elapsed over a year of 360 days consisting of twelve 30-day months. The Corporation may issue fractional shares of Preferred Stock. Any fraction of a share of Preferred Stock will be computed to five (5) decimal places.

(b) With respect to any Dividend Payment Date, following notice to the Holders not less than 15 days before such Dividend Payment Date, the Corporation’s Board of Directors, or any authorized committee thereof, may declare and cause the Corporation to pay in cash to the Holders on a record date fixed in accordance with Section 213 of the DGCL (which record date shall be not less than three days nor more than 60 days prior to the next occurring Dividend Payment Date), a Dividend per share of Preferred Stock equal to all or a portion of the Dividends accrued on such share of Preferred Stock since the last Dividend Payment Date. Any Dividends not paid in cash on a Dividend Payment Date shall be paid in kind and accrue Dividends from the date of issuance, which shall be deemed to be the applicable Dividend Payment Date.

(c) Notwithstanding anything to the contrary contained herein, the Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Certificate of Designation) the Holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend in cash on each outstanding share of Preferred Stock in an amount at least equal to the sum of the amount of the aggregate Dividends then accrued on such share of Preferred Stock and not previously paid.

Section 4. Voting Rights.

(a) General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each Holder of the outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock in which the shares of Preferred Stock held by such Holder are convertible as of the record date for determining stockholders entitled to vote on such matter, which initially shall equal one share of Common Stock per share of Preferred Stock (subject to adjustment for any stock split, reverse stock split, recapitalization or reorganization). Except as provided by law or by the other provisions of the Certificate of Incorporation or this Certificate of Designation, the Holders of Preferred Stock shall vote together with the holders of Common Stock as a single class and on an as-converted to Common Stock basis.

(b) Preferred Stock Protective Provisions. As long as any shares of Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation, recapitalization, reclassification, or otherwise, do any of the following without (in addition to any other vote required by law, the Certificate of Incorporation or this Certificate of Designation) the written consent or affirmative vote of the Requisite Holders, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i) liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Deemed Liquidation Event (as defined below), or consent to any of the foregoing;

(ii) increase the authorized number of shares of Preferred Stock;

(iii) (A) amend, alter or repeal any provision of this Certificate of Designation, or (B) amend, alter or repeal any provision of the bylaws of the Corporation or any other charter documents in a manner adverse to any Holder of shares of Preferred Stock;

(iv) enter into or be a party to any related-party transaction with any director, officer, stockholder or employee of the Corporation or any of their respective affiliates, other than employment arrangements approved by the Board of Directors, unless such transaction is on terms that are no less favorable to the Corporation than those the Corporation would have been reasonably likely to obtain as the result of arms’-length negotiations with an unrelated third party;

(v) change or alter the principal business of the Corporation from exploiting clean energy; or

(vi) effect any of the foregoing, with respect to any direct or indirect subsidiary or affiliate, or agree or commit to do any of the foregoing.

Section 5. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders or, in the case of a Deemed Liquidation Event (as defined below), out of the consideration payable to stockholders in such Deemed Liquidation Event or the Available Proceeds (each as defined below), before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Stated Value, plus any accrued, unpaid Dividends, and (ii) such amount per share as would have been payable had all shares of Preferred Stock been converted into Common Stock pursuant to Section 6 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event (as defined below), the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Holders of shares of Preferred Stock the full amount to which they shall be entitled under this Section 5(a), the Holders of shares of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The Corporation shall mail written notice of any such liquidation, dissolution or winding up not less than thirty (30) days prior to the payment date stated therein, to each Holder.

(b) Each of the following events shall be considered a “Deemed Liquidation Event”, unless the Requisite Holders elect otherwise by written notice sent to the Corporation at least seven (7) days prior to the effective date of any such event:

(i) a merger or consolidation in which

(A) the Corporation is a constituent party, or

(B) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(ii) (A) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or (B) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one (1) or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

(c) In the event of a Deemed Liquidation Event referred to in Section 5(b)(i)(B) or Section 5(b)(ii), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each Holder of Preferred Stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such Holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Preferred Stock, and (ii) if the Requisite Holders so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Deemed Liquidation Event, to redeem all outstanding shares of Preferred Stock at a price per share equal to the applicable Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall redeem a pro rata portion of each Holder’s shares of Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders.

(d) The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities to be paid or distributed to such holders pursuant to such Deemed Liquidation Event. The value of such property, rights or securities shall be determined in good faith by the Board of Directors.

(e) In the event of a Deemed Liquidation Event pursuant to Section 5(b)(i)(A), if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Merger Agreement shall provide that (i) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Section 5(a) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (ii) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Section 5(a) after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 5(e), consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

Section 6. Conversion.

(a) Automatic Conversion. Each share of Preferred Stock shall be automatically converted, at the Conversion Price (defined below) without the payment of additional consideration by the Holder thereof, or any action required by the Corporation or the Holder upon a Qualifying Conversion Event. Each share of Preferred Stock that is converted in accordance with the provisions hereof shall be converted into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Stated Value by the Conversion Price in effect at the time of conversion.

(b) Optional Conversion. Each share of Preferred Stock shall be convertible, at the option of the Holder thereof, at any time on or after the 18-month anniversary of the Original Issue Date, without the payment of additional consideration by the Holder thereof, subject to the terms of this Section 6. Each share of Preferred Stock that is converted in accordance with the provisions hereof shall be converted into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Stated Value by the Conversion Price in effect at the time of conversion.

(c) Conversion Price. The “Conversion Price” per share of Common Stock issuable upon conversion shall be $10.00. Each share of Preferred Stock that is converted in accordance with the provisions hereof shall be converted into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Stated Value by the Conversion Price in effect at the time of conversion.

(d) Mechanics of Conversion.

(i) If required by the Corporation, in the event of conversion any certificates shall be surrendered and shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered Holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time (x) issue and deliver to such Holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, and (y) pay all accrued but unpaid Dividends on the shares of Preferred Stock converted.

(ii) Obligation Absolute; Partial Liquidated Damages. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder.

(iii) Redemption. The Corporation may, at its option, redeem the shares of Preferred Stock, in whole or in part, at any time, from time to time, on one or more occasions on or after issuance, upon notice given as provided in Section 7(c)(iii) below at a redemption price equal to the Liquidation Amount. The redemption price for any shares of Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s), if any, evidencing such shares to the Corporation or its agent. Any declared but unpaid Dividends payable on a redemption date that occurs subsequent to the dividend record date for a dividend period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such dividend record date relating to the Dividend Payment Date as provided in Section 3 above.

(iv) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then outstanding shares of Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and non-assessable.

(v) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share. Notwithstanding anything to the contrary contained herein, but consistent with the provisions of this subsection with respect to fractional Conversion Shares, nothing shall prevent any Holder from converting fractional shares of Preferred Stock.

(vi) Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 6. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

Section 7. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while this Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(c) Notice to the Holders.

(i) Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder by facsimile or email a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii) Notice to Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Preferred Stock, and shall cause to be delivered by facsimile or email to each Holder at its last facsimile number or email address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.

(iii) Notice of Redemption. Notice of every redemption of shares of Preferred Stock shall be given by first class mail, postage prepaid, or via email communication, addressed to the holders of record of the shares to be redeemed at their respective last addresses or emails addresses appearing on the books of the Corporation. Such mailing or electronic communication shall be at least 10 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 7(c)(iii) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail or electronically, or any defect in such notice or in the mailing or sending thereof, to any holder of shares of Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Preferred Stock. Each such notice given to a holder shall state: (1) the redemption date; (2) the number of shares of Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price. For the avoidance of doubt, any Holder of Preferred Stock, at the Holder’s election and pursuant to Section 6, may convert its shares of Preferred Stock, or any portion thereof, prior to the Corporation’s redemption of shares of Preferred Stock.

Section 8. Information Rights. Commencing with fiscal year ending December 31, 2022, within one hundred twenty (120) days after the end of the fiscal year, a consolidated balance sheet of the Corporation as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, all in reasonable detail (together with, in all cases, customary management discussion and analysis) and prepared in accordance with GAAP (except as noted therein), audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally or regionally recognized standing or other independent registered public accounting firm, which report and opinion shall be prepared in accordance with generally accepted auditing standards.

Section 9. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by e-mail, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at NXTCLEAN Fuels, Inc. 11767 Katy Freeway, Suite 705, Houston, Texas 77079, Attention: Christopher Efird, CEO, e-mail address: chris@nextrenewables.com, or such other e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 9. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, e-mail, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number, e-mail address or address of such Holder appearing on the books of the Corporation. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or e-mail at the e-mail address set forth in this Section 9 prior to 5:30 p.m. (New York City time) on any date, and if after such time, the next Business Day, or (ii) upon actual receipt by the party to whom such notice is required to be given.

(b) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages, and accrued dividends, as applicable, on the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

(c) Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

(d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. All legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Certificate of Designation (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the State of Delaware (the “Delaware Courts”). The Corporation and each Holder hereby irrevocably submits to the exclusive jurisdiction of the Delaware Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Delaware Courts, or such Delaware Courts are improper or inconvenient venue for such proceeding. The Corporation and each Holder hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. The Corporation and each Holder hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If the Corporation or any Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(e) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

(f) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(g) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(h) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(i) Status of Converted or Redeemed Preferred Stock. If any shares of Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Convertible Preferred Stock.

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RESOLVED, FURTHER, that the Chairman, the president or any vice-president, the secretary or any assistant secretary, or any other authorized officer of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this day of Ap, 2023.

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